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                                   Exhibit 5



                                August 2, 1995


The Board of Directors of
Shared Medical Systems Corporation

Gentlemen:

         I am the General Counsel of Shared Medical Systems Corporation (the "Company") and have acted as such in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 2,000,000 shares of the Common Stock of the Company, par value $.01 per share (the "Shares"), issuable upon exercise of options granted under the Company's 1994 Non-Qualified Stock Option and Restricted Stock Plan (the "Plan") and upon the award of stock grants to be made under the Plan.

         In this connection, I have reviewed the Company's Restated Certificate of Incorporation and its By-Laws, as amended, resolutions of its Board of Directors and its stockholders, the Plan and such other documents and corporate records as I have deemed appropriate in the circumstances.

         Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the issuance of the Shares by the Company upon the exercise of stock options properly granted under the Plan or upon the awarding of stock grants properly made under the Plan has been duly and validly authorized by the necessary corporate action, and the Shares will, upon exercise of such options and payment therefor, or upon the awarding of such stock grants and payment therefor, in accordance with the terms of the Plan, be validly issued, fully-paid and non-assessable by the Company.

         I consent to the use of this opinion as an exhibit to the Registration Statement.

                                Sincerely yours,

                                /s/ Bonnie L. Shuman

                                Bonnie L. Shuman
                                General Counsel

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